Exhibit 99.1
Boise Inc.
Investor Relations
1111 West Jefferson PO Box 990050 Boise, ID 83799-0050
T 208 384 7141 F 208 395 7400

News Release	For Immediate Release: May 2, 2013

Media Contact	Investor Relations Contact
Virginia Aulin - 208 384 7837	Greg Jones - 208 384 7141

Boise Inc. Reports Financial Results for First Quarter 2013 and Announces an Investment at DeRidder and Changes at International Falls
BOISE, Idaho - Boise Inc. (NYSE: BZ) today reported a net loss of $(1.2) million, or $(0.01) per diluted share, for first quarter 2013, compared with net income of $21.3 million, or $0.21 per diluted share, for the same period in 2012. EBITDA(1) was $56.2 million for first quarter 2013, compared with $87.4 million for first quarter 2012. The pre-tax maintenance cold outage costs at our mill in DeRidder, Louisiana, which occur once every five years, reduced our first quarter results by $22.4 million. In addition, incremental depreciation expense related to shortening the useful lives of some of our assets, primarily at our mill in International Falls, Minnesota, reduced our results by $5.3 million.

Financial Highlights
(in millions, except per-share data)

	1Q 2013	1Q 2012	4Q 2012
Sales	$607.0	$644.8	$627.5
Net income (loss)	$(1.2)	$21.3	$13.5
Net income (loss) per diluted share	$(0.01)	$0.21	$0.13
Net income excluding special items (1)	$2.0	$21.3	$13.8
Net income per diluted share excluding special items (1)	$0.02	$0.21	$0.14
Weighted average diluted shares outstanding (1)	100.2	101.4	101.2
EBITDA (1)	$56.2	$87.4	$78.3
EBITDA excluding special items (1)	$56.2	$87.4	$78.7
(1) For reconciliations of non-GAAP measures, see "Summary Notes to Consolidated Financial Statements and Segment Information."

"We completed the DeRidder outage safely and on budget. Nevertheless, our first quarter results fell short of our expectations," said Alexander Toeldte, president and chief executive officer. “We experienced unfavorable mix changes in our Packaging segment that partially offset the benefits of the fall 2012 linerboard price increase. In addition, decreasing prices for uncoated freesheet negatively affected our results in Paper.”

“In pursuit of our long-term strategic objectives, we are pleased to announce our decision to invest between $110 and $120 million in the conversion of our idled newsprint machine at DeRidder to produce lightweight linerboard and corrugating medium. We will also install an OCC pulping facility at the mill as part of the project. The investment adds approximately 270,000 tons of lightweight containerboard capacity to our system and allows us to optimize the product mix on our current linerboard machine, increasing the mill's overall containerboard output by approximately 300,000 tons. We are targeting a mid-2014 start-up for the completed project, which we expect will create about 50 jobs.”

“To improve the cost competitiveness of our Paper business, where we operate against the background of secularly declining demand for our products, we have made the difficult decision to close two paper machines and an off-machine coater at our International Falls mill. These closures, which we expect to occur no later than fourth quarter 2013, will reduce our annual uncoated freesheet capacity by approximately 115,000 tons, or 9%, and allow us to focus our efforts on key products and machines that drive our profitability, improve our cash flow, and enhance the overall competitiveness of our International Falls mill and our Paper business. This decision will result in the loss of approximately 300 jobs. We understand the impact this decision has on our dedicated employees, as well as the community of International Falls. We appreciate their efforts and support over the years.”

Packaging Segment

Packaging segment sales for first quarter 2013 were $287.0 million, an increase of $14.8 million, or 5%, compared with first quarter 2012. The increase was related primarily to 5% sales volume growth in our network of box plants and the benefit from implementation of the 2012 fall linerboard price increase, offset partially by unfavorable mix changes in our corrugated products and decreases in sales prices and volumes of newsprint. Prices for our corrugated containers and sheets increased $2 per msf or 3% in first quarter 2013, compared with first quarter 2012. Unfavorable mix changes in our corrugated products include the effect of lower prices due to competitive pressures in some of the markets we serve.

Packaging segment EBITDA was $17.2 million for first quarter 2013, a decrease compared with $37.9 million for the same period last year. The decrease resulted from maintenance cold outage costs at DeRidder of approximately $22.4 million in first quarter 2013, compared with $1.8 million of outage costs in the prior-year quarter. These costs include both maintenance costs and lost sales volume resulting from the downtime. The benefit from the implementation of the 2012 fall linerboard price increase was offset partially by unfavorable mix changes in our corrugated products, higher medium costs, and decreases in sales prices and volumes of newsprint. We expect the combination of announced price increases, business improvements, and lower maintenance outage costs to improve our results for the rest of the year.

Paper Segment

Lower uncoated freesheet net sales prices affected our first quarter 2013 sales, compared with first quarter and fourth quarter 2012. Paper segment sales for first quarter 2013 were $332.7 million, a decrease of $49.7 million, or 13%, compared with first quarter 2012. Our average net sales price for uncoated freesheet declined from $976 per short ton in first quarter 2012 to $929 in first quarter 2013, or 5%. Total uncoated freesheet sales volumes decreased 8% versus the prior-year period, and 1% compared with fourth quarter 2012. Sales volumes and prices in first quarter were also lower due to our decision to cease paper production at our St. Helens, Oregon, mill in 2012, which represented approximately 5% of our annual paper capacity. Excluding St. Helens, our volumes declined 5% and our prices declined $43 per short ton, or 4%.
In first quarter 2013, Paper segment EBITDA was $45.6 million, a decrease of $9.5 million, or 17% compared with first quarter 2012. The decrease was due primarily to lower net sales prices of uncoated freesheet papers.
Webcast and Conference Call
Boise Inc. will host a webcast and conference call on Thursday, May 2, 2013, at 11:00 a.m. ET, at which time we will review the company's recent performance and long-term strategic objectives. To participate in the conference call, dial 866-841-1001 (international callers should dial 832-445-1689). The webcast may be accessed through Boise's Internet site and will be archived for four weeks following the call. Go to www.BoiseInc.com and click on About Boise Inc. to reach the link to the webcast under Webcasts & Presentations on the Investors menu.
A replay of the conference call will be available in Webcasts & Presentations from May 2, 2013, at 2:00 p.m. ET through June 2, 2012, at 11:45 p.m. ET. Playback numbers are 855-859-2056 for U.S. callers and 404-537-3406 for international callers. The passcode is 33461765.
About Boise Inc.
Headquartered in Boise, Idaho, Boise Inc. (NYSE: BZ) manufactures a wide variety of packaging and paper products. Boise's range of packaging products includes linerboard and corrugating medium, corrugated containers and sheets, and protective packaging products. Boise's paper products include imaging papers for the office and home, printing and converting papers, and papers used in packaging, such as label and release papers. Our employees are committed to delivering excellent value while managing our businesses to sustain environmental resources for future generations. Visit our website at www.BoiseInc.com.
Forward-Looking Statements
This news release contains statements that are “forward looking,” as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate, or imply future results, performance, or achievements. Statements regarding announced price increases on our products, asset configuration changes, and the benefits we expect to derive from such outcomes and actions are forward looking. Given the risks and uncertainties involved, there can be no assurance we will be able to achieve our stated goals or realize any benefits. For example, changes in the economy and competitive influences may result in our being unable to implement or realize any additional benefit from our announced price increases. Economic and competitive influences, availability of equipment and suppliers, the performance of the equipment once installed, order pattern, customer service requirements, machine product loading, timing of cost reductions, and other factors could cause the outcome of our asset configuration projects, the related costs, the effect on our labor pool, and the timing to differ materially from what we have predicted in this release. For further information about the risks and uncertainties associated with our business, please refer to our filings with the Securities and Exchange Commission. We undertake no obligation to update the forward-looking statements in this release whether as a result of new information, future events, or otherwise.

Boise Inc.
Segment Highlights
(unaudited, dollars in millions)

	Three Months Ended
	March 31		December 31,
	2013	2012	2012
Packaging
Sales volumes (thousands of short tons, except corrugated)
Linerboard, Total	138.9	152.6	156.8
Linerboard, External sales	36.8	53.0	31.2
Newsprint	53.8	54.8	60.3
Corrugated containers and sheets (mmsf)	2,552	2,433	2,578
Key input costs
Fiber, including purchased rollstock (a)	$74.2	$65.4	$57.4
Energy	16.3	15.0	16.4
Chemicals	10.9	10.2	10.9
Outage costs	22.4	1.8	(0.3)
EBITDA and EBITDA excluding special items (b)	17.2	37.9	47.1
Assets	959.7	932.0	958.0
Paper
Sales volumes (thousands of short tons)
Uncoated freesheet (c)	298.8	325.1	302.4
Corrugating medium	33.2	32.5	34.9
Market pulp, External sales	1.3	8.5	15.6
Key input costs
Fiber	$69.5	$84.9	$66.4
Energy	34.4	35.0	34.2
Chemicals	50.8	53.3	49.6
Outage costs	0.4	—	4.6
EBITDA (b)	45.6	55.2	38.2
EBITDA excluding special items (b)	45.6	55.2	38.7
Assets	1,142.6	1,207.6	1,144.7

	1Q 2013 vs. 1Q 2012	1Q 2013 vs. 4Q 2012
Packaging
Change in net sales prices (dollars per short ton, except corrugated) (d)
Linerboard, Total	$56	$3
Linerboard, External sales	66	12
Newsprint	(17)	(17)
Corrugated containers and sheets ($/msf)	2	1
Paper
Change in net sales prices (dollars per short ton) (d)
Uncoated freesheet (c)	$(47)	$(19)
Corrugating medium	79	(1)
Market pulp, External sales	(14)	20
____________
(a) Includes purchases of corrugating medium from our Paper segment, which are eliminated in consolidation.
(b) For reconciliations of non-GAAP measures, see "Summary Notes to Consolidated Financial Statements and Segment Information."
(c) Includes cut-size office papers, printing and converting papers, and label and release papers. Excluding St. Helens, our uncoated freesheet sales volumes were 309.5 thousand short tons and 287.9 thousand short tons, respectively, for the three months ended March 31, 2012, and December 31, 2012. Excluding St. Helens, the change in our net sales price of uncoated freesheet was ($43) per short ton and ($12) per short ton, respectively, when comparing the three months ended March 31, 2013, with the three months ended March 31, 2012, and December 31, 2012.
(d) Average net selling prices for our principal products represent sales less freight costs, discounts, and allowances.

Boise Inc.
Consolidated Statements of Operations
(unaudited, dollars and shares in thousands, except per-share data)

	Three Months Ended
	March 31		December 31,
	2013	2012	2012
Sales
Trade	$591,321	$633,528	$611,925
Related party	15,697	11,318	15,567
	607,018	644,846	627,492

Costs and expenses
Materials, labor, and other operating expenses (excluding depreciation)	496,269	502,299	491,554
Fiber costs from related party	6,146	4,946	5,094
Depreciation, amortization, and depletion (1)	43,428	37,556	39,907
Selling and distribution expenses	28,849	30,642	30,602
General and administrative expenses	18,923	20,008	20,492
Other (income) expense, net	331	(300)	1,093
	593,946	595,151	588,742

Income from operations	13,072	49,695	38,750

Foreign exchange gain (loss)	(341)	157	(376)
Interest expense	(15,419)	(15,365)	(15,484)
Interest income	27	44	59
	(15,733)	(15,164)	(15,801)

Income (loss) before income taxes	(2,661)	34,531	22,949
Income tax (provision) benefit	1,436	(13,193)	(9,402)
Net income (loss)	$(1,225)	$21,338	$13,547

Weighted average common shares outstanding:
Basic	100,242	99,052	100,167
Diluted	100,242	101,414	101,180

Net income (loss) per common share:
Basic	$(0.01)	$0.22	$0.14
Diluted	$(0.01)	$0.21	$0.13
For Footnotes, see Summary Notes to Consolidated Financial Statements and Segment Information.

Boise Inc.
Segment Information
(unaudited, dollars in thousands)

	Three Months Ended
	March 31		December 31,
	2013	2012	2012
Segment sales
Packaging	$287,047	$272,293	$287,332
Paper	332,742	382,432	352,702
Intersegment eliminations and other	(12,771)	(9,879)	(12,542)
	$607,018	$644,846	$627,492

Segment income (loss)
Packaging	$893	$22,435	$31,630
Paper	19,675	33,949	14,926
Corporate and Other	(7,837)	(6,532)	(8,182)
	12,731	49,852	38,374

Interest expense	(15,419)	(15,365)	(15,484)
Interest income	27	44	59
Income (loss) before income taxes	$(2,661)	$34,531	$22,949

EBITDA (2)
Packaging	$17,224	$37,920	$47,089
Paper	45,626	55,164	38,244
Corporate and Other	(6,691)	(5,676)	(7,052)
	$56,159	$87,408	$78,281

EBITDA excluding special items (2)
Packaging	$17,224	$37,920	$47,089
Paper	45,626	55,164	38,701
Corporate and Other	(6,691)	(5,676)	(7,052)
	$56,159	$87,408	$78,738
For Footnotes, see Summary Notes to Consolidated Financial Statements and Segment Information.

Boise Inc.
Consolidated Balance Sheets
(unaudited, dollars in thousands)

	March 31, 2013	December 31, 2012
ASSETS

Current
Cash and cash equivalents	$57,416	$49,707
Receivables
Trade, less allowances of $1,425 and $1,382	247,172	240,459
Other	9,289	8,267
Inventories	306,752	294,484
Deferred income taxes	9,521	17,955
Prepaid and other	10,321	8,828
	640,471	619,700

Property
Property and equipment, net	1,214,785	1,223,001
Fiber farms	24,170	24,311
	1,238,955	1,247,312

Deferred financing costs	25,528	26,677
Goodwill	160,219	160,130
Intangible assets, net	144,598	147,564
Other assets	6,802	7,029
Total assets	$2,216,573	$2,208,412

For Footnotes, see Summary Notes to Consolidated Financial Statements and Segment Information.

Boise Inc.
Consolidated Balance Sheets (continued)
(unaudited, dollars and shares in thousands, except per-share data)

	March 31, 2013	December 31, 2012
LIABILITIES AND STOCKHOLDERS’ EQUITY

Current
Current portion of long-term debt	$10,000	$10,000
Accounts payable	206,778	185,078
Accrued liabilities
Compensation and benefits	54,669	70,950
Interest payable	23,724	10,516
Other	21,145	20,528
	316,316	297,072

Debt
Long-term debt, less current portion	765,000	770,000

Other
Deferred income taxes	190,541	198,370
Compensation and benefits	121,311	121,682
Other long-term liabilities	73,076	73,102
	384,928	393,154

Commitments and contingent liabilities

Stockholders’ equity
Preferred stock, $0.0001 par value per share: 1,000 shares authorized; none issued	—	—
Common stock, $0.0001 par value per share: 250,000 shares authorized; 100,885 shares and 100,503 shares issued and outstanding	12	12
Treasury stock, 21,151 shares held	(121,423)	(121,423)
Additional paid-in capital	869,540	868,840
Accumulated other comprehensive income (loss)	(98,682)	(101,304)
Retained earnings	100,882	102,061
Total stockholders’ equity	750,329	748,186

Total liabilities and stockholders’ equity	$2,216,573	$2,208,412
For Footnotes, see Summary Notes to Consolidated Financial Statements and Segment Information.

Boise Inc.
Consolidated Statements of Cash Flows
(unaudited, dollars in thousands)

	Three Months Ended March 31
	2013	2012
Cash provided by (used for) operations
Net income (loss)	$(1,225)	$21,338
Items in net income (loss) not using (providing) cash
Depreciation, depletion, and amortization of deferred financing costs and other	44,659	38,702
Share-based compensation expense	1,324	1,233
Pension expense	1,348	2,771
Deferred income taxes	(1,003)	8,838
Other	(92)	(429)
Decrease (increase) in working capital
Receivables	(7,070)	(12,313)
Inventories	(12,316)	(12,467)
Prepaid expenses	746	(21)
Accounts payable and accrued liabilities	13,965	(7,585)
Current and deferred income taxes	(770)	(684)
Pension payments	(49)	(9,094)
Other	346	1,190
Cash provided by operations	39,863	31,479
Cash provided by (used for) investment
Expenditures for property and equipment	(26,610)	(23,133)
Other	412	590
Cash used for investment	(26,198)	(22,543)
Cash provided by (used for) financing
Payments of long-term debt	(5,000)	(2,500)
Payments of special dividend	—	(47,483)
Other	(956)	(1,300)
Cash used for financing	(5,956)	(51,283)
Increase (decrease) in cash and cash equivalents	7,709	(42,347)
Balance at beginning of the period	49,707	96,996
Balance at end of the period	$57,416	$54,649
For Footnotes, see Summary Notes to Consolidated Financial Statements and Segment Information.

Summary Notes to Consolidated Financial Statements and Segment Information
The Consolidated Statements of Operations, Consolidated Balance Sheets, Consolidated Statements of Cash Flows, and Segment Information do not include all Notes to Consolidated Financial Statements and should be read in conjunction with the Company's 2012 Annual Report on Form 10-K and the Company's Quarterly Report on Form 10-Q for the period ended March 31, 2013, as well as other reports the Company files with the SEC. Net income (loss) for all periods presented involved estimates and accruals.

1.
During the three months ended March 31, 2013, we recognized $5.3 million of incremental depreciation expense related to shortening the useful lives of some of our assets, primarily at International Falls, Minnesota.

2.
This release contains several financial measures that are not measures under U.S. generally accepted accounting principles (GAAP). These measures include EBITDA, EBITDA excluding special items, net income excluding special items, free cash flow, and other similar measures. Management uses these measures to evaluate ongoing operations and believes they are useful to investors because they enable them to perform meaningful comparisons of past and present operating results. The tables that follow reconcile these non-GAAP measures with the most directly comparable GAAP measures.

EBITDA represents income (loss) before interest (interest expense and interest income), income taxes, and depreciation, amortization, and depletion. The following table reconciles net income (loss) to EBITDA and EBITDA excluding special items (unaudited, dollars in thousands):

	Three Months Ended
	March 31		December 31,
	2013	2012	2012
Net income (loss)	$(1,225)	$21,338	$13,547
Interest expense	15,419	15,365	15,484
Interest income	(27)	(44)	(59)
Income tax provision (benefit)	(1,436)	13,193	9,402
Depreciation, amortization, and depletion	43,428	37,556	39,907
EBITDA	$56,159	$87,408	$78,281

St. Helens charges (a)	$—	$—	$457
EBITDA excluding special items	$56,159	$87,408	$78,738
___________

(a)
In December 2012, we ceased paper production on our one remaining paper machine at our St. Helens, Oregon paper mill. During the three months ended December 31, 2012, we recorded $0.5 million, of pretax costs primarily related to ceasing operations at the mill. These costs are recorded in our Paper segment in "Materials, labor, and other operating expenses (excluding depreciation)" and "Other (income) expense, net" in our Consolidated Statements of Operations.

The following table reconciles segment income (loss) and EBITDA to EBITDA excluding special items (unaudited, dollars in thousands):

	Three Months Ended
	March 31		December 31,
	2013	2012	2012
Packaging
Segment income	$893	$22,435	$31,630
Depreciation, amortization, and depletion	16,331	15,485	15,459
EBITDA	$17,224	$37,920	$47,089

Paper
Segment income	$19,675	$33,949	$14,926
Depreciation, amortization, and depletion	25,951	21,215	23,318
EBITDA	$45,626	$55,164	$38,244
St. Helens charges	—	—	457
EBITDA excluding special items	$45,626	$55,164	$38,701

Corporate and Other
Segment loss	$(7,837)	$(6,532)	$(8,182)
Depreciation, amortization, and depletion	1,146	856	1,130
EBITDA	$(6,691)	$(5,676)	$(7,052)

EBITDA	$56,159	$87,408	$78,281

EBITDA excluding special items	$56,159	$87,408	$78,738
The following table reconciles net income (loss) to net income excluding special items and presents net income per diluted share excluding special items (unaudited, dollars and shares in thousands, except per-share data):

	Three Months Ended
	March 31		December 31,
	2013	2012	2012
Net income (loss)	$(1,225)	$21,338	$13,547
Incremental depreciation due to changes in estimated useful lives	5,316	—	—
St. Helens charges	—	—	457
Tax provision for special items (a)	(2,057)	—	(177)
Net income excluding special items	$2,034	$21,338	$13,827

Weighted average diluted shares outstanding: (b)	100,890	101,414	101,180
Net income per diluted share excluding special items	$0.02	$0.21	$0.14
____________

(a)	Taxes are applied to special items in the aggregate at the combined federal and state statutory rate in effect for the period.

(b)
For the three months ended March 31, 2013, both basic and diluted weighted average common shares outstanding reported in our Consolidated Statements of Operations were 100.2 million, as we reported a net loss. Adjusting for the special items above, diluted weighted average common shares outstanding increased 0.6 million shares to reflect the incremental effect of dilutive common stock equivalents.

The following table reconciles cash provided by operations to free cash flow (unaudited, dollars in thousands):

	Three Months Ended March 31
	2013	2012
Cash provided by operations	$39,863	$31,479
Expenditures for property and equipment	(26,610)	(23,133)
Free cash flow	$13,253	$8,346